AMENDMENT TO BY-LAWS

2002 TARGET TERM TRUST INC.

CERTIFICATE OF VICE PRESIDENT AND SECRETARY




	I, Dianne E. O'Donnell, Vice President and Secretary of 2002 Target Term Trust Inc. (the "Corporation"), hereby certify that, at a duly convenedmeeting of the Board of Directors of the Corporation held on November 12, 1998, the Directors adopted the following resolution, to become effective as of March 19, 1999:

RESOLVED:	That the Fund's By-Laws be, and
they hereby are, amended by adding the following Sections 9 and 10 to Article II:

Section 9. Nomination. Subject to the rights of holders of any class or series of stock having a preference over the Corporation's common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder who is entitled to vote for the election of directors. However, any such stockholder may nominate a director only by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation, and received by the Secretary not less than (i) with respect to any nomination to be introduced at an annual meeting of stockholders, one hundred and twenty days in advance of the anniversary of the date the Corporation's proxy statement was first released to stockholders in connection with the previous year's annual meeting, and (ii) with respect to any nomination to be introduced at a special meeting of stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record or beneficial owner of stock of the Corporation entitled to vote at such meeting (together with such proof thereof as would meet the requirements for proposals that are to be included in the Corporation's proxy statements pursuant to Rule 14a-8 under the Securities
Exchange Act of 1934, as amended, or any successor to such
Rule) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice. The chairperson of the meeting may refuse to acknowledge a nomination by any stockholder that is not made in compliance with the foregoing procedure.

Section 10. Stockholder Proposal. Any stockholder who is entitled to vote in the election of directors may submit to the Board of Directors proposals to be considered for submission to the stockholders of the Corporation for their vote. The introduction of any stockholder proposal that the Board of Directors decides should be voted on by the stockholders of the Corporation, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation, and received by the Secretary not less than (i) with respect to any proposal to be introduced at an annual meeting of stockholders, one hundred and twenty days in advance of the anniversary of the date the Corporation's proxy statement was first released to stockholders in connection with the previous year's annual meeting, and (ii) with respect to any proposal to be introduced at a special meeting of stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the proposal to be introduced; (b) the name and address of the stockholder who intends to make the proposal;
(c) a representation that the stockholder is a holder of record or beneficial owner of stock of the Corporation entitled to vote at such meeting (together with such proof thereof as would meet the requirements for proposals that are to be included in the Corporation's proxy statements pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or any successor to such Rule) and intends to appear in person or by proxy at the meeting to introduce the proposal or proposals, specified in the notice; and (d) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice. The chairperson of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedure.







							By:
/s/ Dianne E. O'Donnell

	Dianne E. O'Donnell

	Vice President and Secretary

	2002 Target Term Trust Inc.






Dated as of November 12, 1998